EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated January 10, 2014, relating to the consolidated balance sheets of Live Deal, Inc. and its subsidiaries (the “Company”) as of September 30, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two year period ended September 30, 2013 (our “Report”) in the Annual Report on Form 10-K of LiveDeal, Inc. for the year ended September 30, 2014 to be filed on or about December 29, 2014.  We further consent to the incorporation by reference of our Report in Registration Statement No. 333-198205, on Form S-8, Registration Statement No. 333- 193971, on Form S-3 and Registration Statement No. 333- 187397 of LiveDeal, Inc. already filed.

/s/ Kabani & Company, Inc.

Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

December 29, 2014